Exhibit 99.1
First National Bank logo
P.O. Box 57
Orrville, OH 44667
(330)682-1010
ww.fnborrville.com
National Bancshares Corporation Declares
Third Quarter Dividend
ORRVILLE, Ohio, September 29, 2005 — The Board of Directors of National Bancshares Corporation (OTC: NBOH) declared a quarterly cash dividend of $ .16 per share for the third quarter of 2005. This dividend is payable on October 19, 2005 to shareholders of record as of September 30, 2005.
National Bancshares Corporation, a one-bank holding company with assets of approximately $300 million, operates thirteen First National Bank offices in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi, and Seville. Visit First National Bank on the web at www.fnborrville.com.